                          SECOND AMENDED AND RESTATED
                             DISTRIBUTION AGREEMENT

                               TABLE OF CONTENTS


SECTION 1.     Additional Definitions................................   2
SECTION 2.     Distribution Activities -- Authority..................   3
SECTION 3.     Distribution Activities -- Appointment................   5
SECTION 4.     Distribution Activities -- Duties.....................   6
SECTION 5.     Limitations on Authority..............................   6
SECTION 6.     Sales Agreements......................................   7
SECTION 7.     Forms, Applications, and Licensing....................   7
SECTION 8.     Marketing Materials...................................   8
SECTION 9.     The Distributor's Compensation........................  11
SECTION 10.    Representations and Warranties........................  12
SECTION 11.    Indemnification.......................................  14
SECTION 12.    Records...............................................  19
SECTION 13.    Investigations and Proceedings........................  19
SECTION 14.    Term and Termination..................................  20
SECTION 15.    Rights Upon Termination...............................  21
SECTION 16.    Independent Contractor................................  23
SECTION 17.    Notices...............................................  23
SECTION 18.    Arbitration...........................................  24
SECTION 19.    Confidentiality.......................................  24
SECTION 20.    Severability..........................................  25
SECTION 21.    Choice of Law.........................................  25
SECTION 22.    No Waiver.............................................  25
SECTION 23.    Agreement Non-Assignable..............................  26
SECTION 24.    Exhibits and Schedules................................  26
SECTION 25.    Headings..............................................  26
SECTION 26.    Entire Agreement......................................  26

                          SECOND AMENDED AND RESTATED
                             DISTRIBUTION AGREEMENT

     AGREEMENT made as of the 8th day of March, 1999, by and between Kemper Investors Life Insurance Company, an Illinois insurance company (the "Insurance Company"), and Life Insurance Solutions, L.L.C., a Delaware limited liability company d/b/a LIS Securities (the "Distributor"), on its own behalf and on behalf of the individuals and entities listed on Schedule 1 to this Agreement (the "Distributor Agency Affiliates"), as that Schedule may be amended from time to time in accordance with this Agreement.

                                   RECITALS:

     WHEREAS, the Insurance Company and the Distributor have previously entered into an Amended and Restated Distribution Agreement dated November 1, 1998, and intend this Agreement to supersede and replace that agreement;

     WHEREAS, the Insurance Company issues certain variable annuity contracts and variable life insurance policies; and

     WHEREAS, certain of the variable annuity contracts and variable life insurance policies issued by the Insurance Company (the "Private Placements") are being offered and sold in reliance upon exemptions from the registration requirements of the Securities Act of 1933 (the "1933 Act") and the Investment Company Act of 1940 (the "1940 Act"), while certain other variable annuity contracts and variable life insurance policies issued by the Insurance Company are being offered and sold pursuant to Registration Statements (the "Registered Products") and their related Prospectuses filed with and declared effective by the Securities and Exchange Commission (the "Commission") under the provisions of the 1933 Act and the 1940 Act (collectively, the Private Placements and the Registered Products are referred to as the "Variable Products") (Variable Products are identified in Schedule 2 to this Agreement); and

     WHEREAS, the Distributor is registered as a broker-dealer with the Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act"), and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD") that engages in the distribution of insurance products; and

     WHEREAS, the Insurance Company desires to retain the Distributor to distribute the Variable Products through registered broker-dealers ("Broker-Dealers") and their registered representatives ("Representatives"); and

     WHEREAS, the Distributor desires to be retained by the Insurance Company to distribute the Variable Products on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of mutual promises contained herein, the parties hereto agree as follows:

1.   ADDITIONAL DEFINITIONS

     (a) AFFILIATE -- With respect to a person, any other person controlling, controlled by, or under common control with, such person.

     (b) APPLICATIONS -- The forms used by the prospective purchaser to apply for a variable life insurance policy or a variable annuity contract.

     (c) CONTRACTS -- The variable annuity contracts and certificates set forth in Schedule 2 to this Agreement as in effect at the time this Agreement is executed, and such other variable annuity products that may be added to
     Schedule 2 from time to time.

     (d) POLICIES -- The variable life insurance policies set forth in Schedule 2 to this Agreement as in effect at the time this Agreement is executed, and such other variable life insurance products that may be added to
     Schedule 2 from time to time.

     (e) PREMIUM -- A payment made under a Policy by an applicant or purchaser to purchase the Policy.

     (f) PRIVATE PLACEMENT GUIDELINES -- The guidelines set forth in Schedule 3 to this Agreement, as that Schedule may be amended from time to time.

     (g) PRIVATE PLACEMENT MEMORANDUM -- The document through which the Insurance Company offers Private Placements. For purposes of Section 11 of this Agreement, the term "any Private Placement Memorandum" means any document which is or at any time was a Private Placement Memorandum within the meaning of this Section 1(g).

     (h) PRIVATE PLACEMENTS -- Contracts and Policies being offered and sold in reliance upon exemptions from the registration requirements of the 1933 Act and the 1940 Act for non-public offerings.

     (i) PROSPECTUS -- The prospectus if any, included within a Registration Statement or, if more recent, the prospectus filed pursuant to Rule 497 under the 1933 Act. For purposes of Section 11 of this Agreement, the term "any Prospectus" means any document which is or at any time was a Prospectus within the meaning of this Section 1(i).

     (j) PURCHASE PAYMENT -- A payment made under a Contract by an applicant or purchaser to purchase benefits under the Contract.

     (k) REGISTRATION STATEMENT -- At any time that this Agreement is in effect, each currently effective registration statement, or currently effective post-effective amendment thereto, relating to the Contracts or Policies, including financial statements included in, and all exhibits to, that registration statement or post-effective amendment. For purposes of
     Section 11 of this Agreement, the term "Registration Statement" means any document which is or at any time was a Registration Statement within the meaning of this Section 1(k).

     (l) REGULATIONS -- The rules and regulations promulgated by the Commission under the 1933 Act, the 1934 Act and the 1940 Act as in effect at the time this Agreement is executed or thereafter promulgated.

     (m) VARIABLE ACCOUNTS -- Separate accounts established pursuant to Illinois state insurance law supporting the Variable Products specified in
     Schedule 2 as in effect at the time this Agreement is executed, or as it may be amended from time to time.

2.   DISTRIBUTION ACTIVITIES -- AUTHORITY

     (a) The Insurance Company authorizes the Distributor, and the Distributor accepts the authority, to act as a distributor of the Variable Products, subject to any applicable requirements of the 1933 Act and the 1940 Act.

     The Insurance Company hereby authorizes the Distributor to select persons that will be authorized to engage in solicitation activities with respect to the Variable Products, including the recruitment and appointment of Broker-Dealers and Representatives which in turn may be authorized to engage in solicitation activities involving the solicitation of Applications, Premiums and Purchase Payments directly from prospective purchasers.

     The Distributor shall enter into separate written "Sales Agreements" with Broker-Dealers for distribution of the Variable Products. The Distributor shall notify the Insurance Company of its intention to enter into a Sales Agreement with a Broker-Dealer by providing to the Insurance Company a copy of that Sales Agreement at least five (5) business days prior to the date on which the Sales Agreement is to be executed by the parties thereto. The Distributor shall not enter into a Sales Agreement with a Broker-Dealer if the Insurance Company reasonably objects within five (5) days after delivery of the proposed Sales Agreement with the Broker-Dealer by notifying the Distributor of its objection and reasons therefor in writing.

     (b) The Insurance Company shall not offer for sale or sell any Variable Products to or through any of the persons listed on Schedule 4 to this Agreement, as that Schedule may be amended from time to time, or any of the successors or assigns of those persons, or to or through any affiliate of such person (unless otherwise indicated on Schedule 4 that the use of an affiliate is not precluded) other than sales (through Broker-Dealers or directly) pursuant to this Agreement without the prior written consent of the Distributor. It is understood that Schedule 4 will be re-evaluated quarterly after the effective date of this Agreement and will be amended to add persons with whom a Sales Agreement has been executed (or is reasonably expected to be executed within one year of the quarterly re-evaluation) or to delete persons for which no Sales Agreement has been executed during the one year or longer period that person has been listed on Schedule 4.

     Any person included on or added to Schedule 4 shall be subject to an annual minimum production standard for the period beginning on the effective date of that person's Sales Agreement through the end of this Agreement. The annual minimum production standard for each such person shall be mutually agreed to by the parties to this Agreement in writing and shall be reset annually on the anniversary of the effective date of that person's Sales Agreement. In the event that the parties cannot agree on terms or the annual minimum production standard is not met with respect to any person, such person shall be permanently deleted from Schedule 4 unless the Insurance Company, in its discretion, consents in writing to the addition of such person to Schedule 4 in a subsequent year.

     (c) Any Sales Agreement between the Distributor and a Broker-Dealer shall require the Broker-Dealer to prepare a monthly activity report in form and substance mutually acceptable to the Distributor and the Insurance Company. That Sales Agreement shall further require the Broker-Dealer to provide those monthly activity reports to the Distributor no later than the fifth business day following the end of each month. The Distributor shall provide a copy of the monthly activity report to the Insurance Company no later than the seventh business day following the end of each month.


     (d) Nothing in this Agreement precludes additional distribution and compensation arrangements among the parties to this Agreement, including ones that may have compensation arrangements that reward the Insurance Company for identifying and recruiting new Broker-Dealers to sell the Variable Products, for identifying potential purchasers of the Variable Products, or for providing superior support under this Agreement.

3.   DISTRIBUTION ACTIVITIES -- APPOINTMENT


     (a) Where required by applicable state insurance law, the Insurance Company hereby appoints the Distributor as its agent under that state insurance law to represent the Insurance Company in the distribution activities contemplated by this Agreement. The Insurance Company hereby authorizes the Distributor under applicable securities laws to engage in the activities contemplated by this Agreement relating to the distribution of the Variable Products.


     (b) In states where the Distributor is not licensed as an insurance agent and applicable state insurance law requires that the Distributor be so licensed, the Insurance Company hereby appoints each Distributor Agency Affiliate listed on Schedule 1 to this Agreement (as that Schedule may be amended from time to time by the Distributor when required by applicable state insurance law to reflect changes in the licensing status of the Distributor or the Distributor Agency Affiliates) as its agent under applicable state insurance laws to represent the Insurance Company in the distribution activities contemplated by this Agreement.


     (c) The Distributor is hereby vested with the power and authority to authorize Broker-Dealers to recommend Representatives for appointment as agents of the Insurance Company. The Insurance Company shall appoint in the appropriate states or jurisdictions the Representatives recommended by the Broker-Dealers, provided that the Insurance Company reserves the right, which right shall not be exercised unreasonably, to refuse to appoint as agent any Representative, and, once appointed, to terminate the same at any time for cause. The Distributor shall submit to the Insurance Company a "certificate of good standing" executed by a principal of the Broker-Dealer for each Representative recommended for appointment. The Insurance Company shall notify the Distributor of its intent to terminate a Representative and the reasons therefor not less than two (2) business days prior to delivering any notice of termination to the Representative and the Broker-Dealer with whom the Representative is associated.

     (d) The Insurance Company shall not enter into any agent or agency agreement (an "Agent Agreement") with any Representative, Broker-Dealer, or affiliate (contractual or otherwise) of a Broker-Dealer (a "Broker-Dealer Affiliate") in connection with this Agreement for the sale of the Variable Products, unless that Agent Agreement (i) is substantially identical to the form of Agent Agreement attached hereto as Schedule 7 or (ii) is approved by the Distributor, provided that the approval of the Distributor shall be deemed to have been given if no written objection to the Agent Agreement has been delivered by the Distributor to the Insurance Company within five
     (5) business days after being provided with a copy of the proposed Agent Agreement. After entering into an Agent Agreement, the Insurance Company shall not amend or supplement that agreement without the Distributor's prior written consent, which consent shall not be unreasonably withheld. The Insurance Company shall notify the Distributor of its intent to terminate an Agent Agreement and the reasons therefor not less than two (2) business days prior to delivering any notice of termination to the other party to that agreement.


4.   DISTRIBUTION ACTIVITIES -- DUTIES


     (a) The Distributor shall use its best efforts to actively market the Variable Products (except Series I-E Private Placement Group Variable Life Insurance Policies and Series I-EF Private Placement Group Variable Life Insurance Policies) through Broker-Dealers and Representatives in accordance with the terms and conditions of this Agreement, subject to applicable material market and regulatory conditions.

     (b) The Distributor shall assist and provide information to Broker-Dealers and Representatives in connection with servicing the Variable Products sold or marketed by those Broker-Dealers and Representatives.

     (c) Under no circumstances shall the Insurance Company or the Distributor be responsible under this Agreement for any failure by Broker-Dealers or Representatives to comply with applicable law.

     (d) Under no circumstances shall the Distributor be responsible under this Agreement for any failure by the Insurance Company to comply with applicable law.

     (e) Under no circumstances shall the Insurance Company be responsible under this Agreement for any failure by the Distributor to comply with applicable law.

5.   LIMITATIONS ON AUTHORITY

     (a) The Distributor shall not have the authority, and shall not grant authority to Broker-Dealers or Representatives, on behalf of the Insurance
     Company:

          (1) to make, alter or discharge any Variable Product or other contract entered into pursuant to a Variable Product;

          (2)  to waive any Variable Product forfeiture provision;


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
          (3) to extend the time of paying any Purchase Payments or Premiums due under the Variable Products; and


          (4) to receive any monies, Purchase Payments or Premiums (except for the sole purpose of forwarding monies, Purchase Payments or Premiums to the Insurance Company).


     (b) The Distributor shall not expend, nor contract for the expenditure of, funds of the Insurance Company.

     (c) The Distributor shall not possess or exercise any authority on behalf of the Insurance Company other than that expressly conferred on the Distributor by this Agreement.


6.   SALES AGREEMENTS


     (a) The Distributor shall not enter into any Sales Agreement with a Broker-Dealer relating to the distribution of any Variable Product, unless that Sales Agreement (i) is substantially identical to the form of Sales Agreement attached hereto as Schedule 10 or (ii) is approved by the Insurance Company, provided that the approval of the Insurance Company shall be deemed to have been given if no written objection to the Sales Agreement has been delivered by the Insurance Company to the Distributor within five (5) business days after being provided by facsimile or express courier with a copy of the proposed Sales Agreement.

     (b) The Distributor shall provide to the Insurance Company a copy of each Sales Agreement entered into by the Distributor and a Broker-Dealer within five (5) business days following execution thereof.

7.   FORMS, APPLICATIONS, AND LICENSING


     (a) The Insurance Company, or its agent, shall forward to the Distributor, Applications, Policies, Contracts, subscription agreements, certificates, other administrative forms, and any amendments or supplements to the foregoing, necessary to carry out the Distributor's distribution authority and responsibilities with respect to the Variable Products.


     (b) The Insurance Company shall obtain all requisite regulatory approvals of such materials furnished to the Distributor and shall comply with all applicable laws, rules,


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
     regulations and orders of any governmental authority relating to the issuance or sale of the Variable Products.


     (c) All Premiums and Purchase Payments paid by check or money order that are collected by the Distributor, any Broker-Dealer or Representative shall be remitted promptly, and in any event not later than two business days, in full, together with any subscription agreements, Applications, forms, and any other required documentation, to the Insurance Company. Checks or money orders in payment of Premiums and Purchase Payments shall be drawn to the order of "Kemper Investors Life Insurance Company." Premiums and Purchase Payments may be transmitted by wire order from the purchaser of the Variable Products, Broker-Dealer or any Representative to the Insurance Company. If any Premium or Purchase Payment is held at any time by the Distributor, Broker-Dealer, or any Representative, the Distributor, Broker-Dealer, or Representative shall hold that Premium or Purchase Payment in a fiduciary capacity. All Premiums and Purchase Payments whether by check, money order or wire, shall be the property of the Insurance Company.


     (d) The Distributor acknowledges that the Insurance Company shall have the unconditional right to reject, in whole or in part, any Application. The Insurance Company shall return any monies received by it from an applicant or purchaser whose Application has been rejected. The Insurance Company shall notify the Distributor in writing one business day prior to taking any action to return any such monies, which notice shall identify, if applicable, the Broker-Dealer whose Representative submitted the rejected Application.


     (e) If a purchaser exercises its "free look right" under a Variable Product, any refund of Premiums or Purchase Payments, due as provided in that Variable Product, shall be made by the Insurance Company to the purchaser. The Insurance Company shall notify the Distributor in writing one business day prior to taking any action to refund any such Premiums or Purchase Payments, which notice shall identify, if applicable, the Broker-Dealer through which the Variable Product had been purchased.


8.   MARKETING MATERIALS

     (a)  REGISTERED PRODUCTS

          (1) The Distributor shall design, develop, produce, make the determination whether to file and, if necessary, file for and obtain all necessary regulatory approvals for, all advertising, sales literature, and other promotional material

          (which shall not be deemed to include any Prospectus) required in connection with its distribution of the Registered Products.

          (2) Prior to use of any advertising, sales literature, or other promotional material for the Registered Products, the following procedures shall be observed:

               (i) The Distributor shall provide to the Insurance Company copies of all advertising, sales literature, and other promotional material developed by the Distributor at least 10 days prior to first use;

               (ii) The Insurance Company shall have the right to disapprove use of any such promotional material, provided that written notice of the disapproval and basis therefor is provided to the Distributor within 10 days of receipt by the Insurance Company of the promotional material;

               (iii) If any advertising, sales literature, or other promotional material names an investment company or an investment company's investment adviser, the Distributor shall furnish such material to that investment company or that investment company's distributor or investment adviser, and written approval shall be obtained from that investment company or its distributor or investment adviser before use or authorization of use by the Broker-Dealers or Representatives;

               (iv) Any advertising, sales literature, or other promotional material relating to the Registered Products required to be filed with the Commission, NASD Regulation, Inc. ("NASDR"), and any other appropriate securities and insurance regulatory authorities, shall be timely filed by the Distributor. The Distributor shall provide the Insurance Company with a copy of any comments provided by the NASDR or any securities or insurance regulatory authority on such material, and the Insurance Company will cooperate in resolving and implementing any comments, as applicable.

     (b)  PRIVATE PLACEMENTS

          (1) The Distributor acknowledges that the Private Placements may only be offered for sale or sold in transactions not involving any public offering and may not be offered for sale or sold by any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D under the 1933 Act, and the Distributor agrees that the Private Placements may only be offered through the use of Private Placement Memoranda and prospective-purchaser-specific supplemental information.


          (2) The Distributor shall design, develop, and produce, and obtain all necessary regulatory approvals for, all prospective-purchaser-specific supplemental information (which shall not be deemed to include any Private Placement Memorandum) required in connection with its distribution of the Private Placements.


          (3) Any Sales Agreement between the Distributor and a Broker-Dealer in respect of Series I-B Private Placement Group Variable Life Insurance Policies, Series I-E Private Placement Group Variable Life Insurance Policies (which is limited under this Agreement to one existing case whose compensation schedule is included in Schedule 5 hereto), Series I-EF Private Placement Group Variable Life Insurance Policies (which is limited under this Agreement to one existing case whose compensation schedule is included in Schedule 5 hereto), Series I-F Private Placement Group Variable Life Insurance Policies, Series I-I Private Placement Group Variable Life Insurance Policies, Series I-K Private Placement Group Variable Life Insurance Policies, and any future variations of those Policies (collectively referred to herein as "Series I Policies") and any other Private Placements shall require that the form of all sales, training, explanatory, or other materials prepared by that Broker-Dealer in connection with Private Placements must be approved by the Distributor and the Insurance Company prior to use. That Sales Agreement shall further require the Broker-Dealer to submit to the Distributor and the Insurance Company, for written approval at least ten days prior to use, all materials developed by the Broker-Dealer to be used in connection with the sale of the Series I Policies that describe the Series I Policies, or describe the terms of the Series I Policies' offering, or contain Series I Policy illustrations. The Sales Agreement shall further provide that the Distributor and the Insurance Company have the right to disapprove the use of any materials submitted to them by the Broker-Dealer, provided, that written notice of the disapproval and the basis therefor is PROVIDED to the Broker-Dealer within ten days of receipt of the materials by the Distributor and the Insurance Company. The Sales Agreement shall further require that all written communications between the Broker-Dealer and prospective clients or Series I Policy owners shall be maintained by the Broker-Dealer for a period of at least 5 years and the Distributor and the Insurance Company shall have the right to inspect those files during normal business hours.


     (c)  ALLOCATION OF COSTS

          (1) The Distributor shall pay for the development and printing of all advertising, sales literature, and other promotional material (other than those materials set forth in paragraph 2, below) and all fees related to NASDR filings. The Distributor shall also bear the cost of printing and distributing to prospective purchasers of Variable Contracts or to owners of Variable Contracts all Prospectuses (including, for this purpose, prospectuses of registered open-end management investment companies that serve as funding media for the Variable Contracts, to the extent not paid by those investment companies) and Private Placement Memoranda.


          (2) The Insurance Company shall bear the cost of registration and qualification of the Registered Products; the preparation of all Private Placement Memoranda; the preparation and filing of all Prospectuses and Registration Statements; setting the Prospectuses and Private Placement Memoranda in type; the preparation, filing, printing, and distributing to existing owners of Policies or Contracts of any proxy materials and reports and of all statements and notices required by any state or federal law.


          (3) The Insurance Company shall bear the cost of any review by it, or on its behalf, of any advertising, sales literature, or other promotional material.


          (4) The Distributor shall bear the cost of any review by it, or on its behalf, of any Prospectuses or Private Placement Memoranda.


9.   THE DISTRIBUTOR'S COMPENSATION


     (a) In consideration for the services rendered by the Distributor pursuant to this Agreement, the Insurance Company shall pay the Distributor the compensation set forth in Schedule 5 to this Agreement, as that schedule may be amended from time to time, provided, that, any such amendments are in writing and signed by the parties.


     (b) With respect to Variable Products in connection with which the Insurance Company has paid sales commissions as a percentage of Purchase Payments or Premiums, as the case may be, to the Distributor, to a Broker-Dealer, or to a Representative, in the event a Contract or Policy on a Variable Product terminates within twelve (12) months of the date of receipt of Premium or a Purchase Payment and no contingent deferred sales charge is received by the Insurance Company, the Insurance Company reserves the right to recover: (1) one hundred percent (100%) of the compensation paid to Distributor respecting the sale of the Variable Product if that Variable Product terminates for reasons other than death during the first six (6) months



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
     following receipt of Premium or a Purchase Payment; (2) fifty percent (50%) of the compensation paid to the Distributor if the Variable Product terminates after six (6) months but before twelve (12) months have elapsed following receipt of Premium or a Purchase Payment; and (3) nothing from the Distributor (i.e., no charge back) if the Variable Product terminates thereafter. With respect to any other terminations, the Insurance Company has no right to recover any portion of the compensation paid to the Distributor. In no event shall the Insurance Company have the right to recover any portion of any compensation received by the Distributor as a basis point charge against investment values under the contracts. The Insurance Company shall have the right to set off any amounts owed by the Distributor under this Section 9(b) against any amounts owed by the Insurance Company to the Distributor.

     (c) In the event that the Insurance Company exercises its right to assess a front-end sales charge against Premium under the Private Placements specified in Schedule 2, as may be amended from time to time, which right it has reserved in the Private Placement Memoranda, the front-end sales charge will be paid by the Insurance Company to the Distributor. The Distributor will generally use the front-end sales charge to finance sales commissions to Broker-Dealers and Registered Representatives.


10.  REPRESENTATIONS AND WARRANTIES


     (a)  BY THE DISTRIBUTOR


          The Distributor represents and warrants to, and covenants with, the Insurance Company as follows:


          (1) The Distributor has taken all action necessary including without limitation, those necessary under its articles of incorporation, by-laws and applicable state corporate law, to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereunder.


          (2) The Distributor is and shall remain registered during the term of this Agreement as a broker-dealer under the 1934 Act, a member in good standing of the NASD, and duly registered under applicable state securities laws.


          (3) The Distributor is and shall remain during the term of this Agreement in compliance with the eligibility requirements for certain affiliated persons and underwriters found in Section 9(a) of the 1940 Act.


          (4) The Distributor and each Distributor Agency Affiliate has all necessary licenses and regulatory approvals to perform the services required by this

          Agreement and that the Distributor will notify the Insurance Company within three business days of obtaining actual knowledge of any change in the status of such licenses or regulatory approvals.

          (5) The Distributor has, or will have, the authority to bind the Distributor Agency Affiliates to the terms of this Agreement.


     (b)  BY THE INSURANCE COMPANY


          The Insurance Company represents and warrants to, and covenants with, the Distributor as follows:


          (1) All necessary regulatory approvals and licenses from any state or federal governmental body having jurisdiction over the Insurance Company or the Variable Products have been obtained, and the Insurance Company will notify the Distributor within one business day of obtaining actual knowledge of any change in the status of any approvals or licenses related to the marketing, sale or distribution of the Variable Products.

          (2) The Insurance Company has taken all action necessary including, without limitation, those necessary under its articles of incorporation, bylaws and applicable state corporate law, to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereunder.

          (3) The Insurance Company is and shall remain during the term of this Agreement in compliance with the eligibility requirements for certain affiliated persons and underwriters found in Section 9(a) of the 1940 Act.

          (4) With respect to the cost of insurance rates for "HNW Policies" (i.e., Policies other than Series I Policies), the Insurance Company shall utilize the applicable current single life cost of insurance rates contained in Schedule 8 to this Agreement. With respect to the cost of insurance rates for HNW Policies issued on a survivorship basis, the Insurance Company shall "fraserize" the applicable current single life cost of insurance rates as described in Schedule 9 to this Agreement. The Insurance Company shall notify the Distributor, in the manner provided for in Section 17 of this Agreement, at least thirty
          (30) days in advance of the anticipated implementation date of any proposed changes to (i) the current single life cost of insurance rates contained in Schedule 8 to this Agreement or (ii) the "fraserization" process contained in Schedule 9 to this Agreement, and the resulting changes, if any, to the cost of insurance rates. The Insurance Company shall include with its notification to the Distributor a copy of the proposed changes.


11.  INDEMNIFICATION


     (a)  BY THE DISTRIBUTOR


          (1) The Distributor agrees to indemnify and hold harmless the Insurance Company and each director, officer, employee or agent of the Insurance Company, and each person, if any, who controls the Insurance Company within the meaning of the federal securities laws (collectively, the "Indemnified Parties" for purposes of this Section 11(a)) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Insurance Company) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the offer or sale of the Variable Products or the operation of the Variable Accounts and:


               (i) arise out of, or are based upon, violation(s) by the Distributor or a Distributor Agency Affiliate of federal or state securities law(s) or regulation(s), applicable banking law(s) or regulation(s), insurance law(s) or regulation(s) or any rule or requirement of the NASD; or


               (ii) arise out of, or are based upon, any oral or written misrepresentation, or any unlawful sales practices concerning the Variable Products by the Distributor; or


               (iii) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any advertising, sales literature, or other promotional material designed, developed, and produced by the Distributor and used by it in the distribution of the Variable Products; provided that the Distributor shall not be liable in any such case to the extent that such losses, claims, damages, liabilities or expenses arises out of, or are based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to the Distributor by the Insurance Company specifically for use in the preparation of any such promotional material; or

               (iv) arise out of, or are based upon, claims by the Representatives or agents or representatives of the Distributor for commissions or other compensation or remuneration of any type; or


               (v) arise as a result of any failure on the part of the Distributor to submit Premiums, Purchase Payments, or Applications to the Insurance Company, or to submit the correct amount of a Premium or Purchase Payment, on a timely basis and in accordance with this Agreement, subject to applicable law; or


               (vi) arise as a result of any failure on the part of the Distributor to deliver the Variable Products to purchasers thereof on a timely basis; provided that the Distributor shall not be liable in any such case to the extent that such losses, claims, damages, liabilities or expenses arise as a result of any failure on the part of the Insurance Company to perform its obligations under this Agreement on a timely basis; or


               (vii) arise as a result of a material breach by the Distributor of any provisions of this Agreement; or


               (viii) arise as a result of actions of a Broker-Dealer or its Representatives, if, and to the extent that, the Distributor has received monies from the Broker-Dealer as indemnification for losses by, or expenses incurred by, the Insurance Company;


          as limited by and in accordance with the provisions of Sections 11(a)(2) and 11(a)(3) hereof.

          (2) The Distributor shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation ("Losses" for purposes of this Section 11(a)(2)) incurred or assessed against an Indemnified Party that may arise from any Indemnified Party's willful misfeasance or bad faith. The Distributor's liability for Losses in the event of its breach of this Agreement shall be limited to that portion of Losses caused by its breach, and the Distributor shall not be liable for that portion of Losses caused by breach of this Agreement by an Indemnified Party or from any act or omission by an Indemnified Party.

          (3) The Distributor shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless that Indemnified Party shall have notified the Distributor in writing within five (5) business days after the summons or other first legal process giving information of the nature of the claim shall have been served upon that Indemnified Party (or after the Indemnified Party shall have received notice of such service on any designated agent). Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided herein shall not relieve the Distributor of its obligations hereunder except to the extent that the Distributor has been prejudiced by such failure to give notice. In addition, any failure by the Indemnified Party to notify the Distributor of any such claim shall not relieve the Distributor from any liability which it may have to the Indemnified Party against whom the action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Distributor shall be entitled to participate, at its own expense, in the defense of the action. The Distributor also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action; provided, however, that if the Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Distributor, the Distributor shall not have the right to assume said defense, but shall pay the costs and expenses thereof (except that in no event shall the Distributor be liable for the fees and expenses of more than one counsel for Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances). After notice from the Distributor to the Indemnified Party of the Distributor's election to assume the defense thereof, and in the absence of such a reasonable conclusion that there may be different or additional defenses available to the Indemnified Party, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Distributor will not be liable to that party under this Agreement for any legal or other expenses subsequently incurred by the party independently in connection with the defense thereof other than reasonable costs of investigation.


          (4) The Indemnified Parties will notify the Distributor within five (5) business days of the commencement of any litigation or proceedings against them in connection with the offer or sale of the Variable Products or the operation of the Variable Accounts.


     (b)  BY THE INSURANCE COMPANY


          (1) The Insurance Company agrees to indemnify and hold harmless the Distributor and each director, officer, employee or agent of the Distributor, and each person, if any, who controls the Distributor within the meaning of the federal securities laws (collectively, the "Indemnified Parties" for purposes of this

          Section 11(b)) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Insurance Company) or litigation (including legal and other expenses) to which the Indemnified Parties may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements are related to the offer or sale of the Variable Products or the operation of the Variable Accounts and:


               (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, contained in any: (A) Registration Statement or Prospectus;
               (B) blue-sky application or other document executed by the Insurance Company specifically for the purpose of exempting the Private Placements from, or qualifying any or all of the Registered Products for sale under, the securities laws of any jurisdiction; or (C) information furnished in writing to the Distributor specifically for the purpose of being included in any advertising, sales literature, or other promotional material to be used in connection with the distribution of the Variable Products; provided that the Insurance Company shall not be liable in any such case to the extent that such losses, claims, damages, liabilities or expenses arise out of, or are based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon information furnished in writing to the Insurance Company by the Distributor specifically for use in the preparation of any such document, application, or promotional material; or


               (ii) result because of the provisions of any Variable Product or because of any material breach by the Insurance Company of any provision of this Agreement or of any Variable Product or which result from any activities of the Insurance Company's officers, directors, employees or agents (except Life Insurance Solutions, L.L.C. in its capacity as administrator of certain Variable Products) or their failure to take any action in connection with the sale, processing or administration of the Variable Products including, without limitation, obtaining auditors' reports, computing accurate separate account and/or underlying fund performance data, preparation and timely filing and delivery, as required, of annual and semiannual reports and reports on Form N-SAR and the timely payment of all state and federal registration fees;

          as limited by and in accordance with the provisions of Sections 11(b)(1) and 11(b)(2) hereof.

          (2) The Insurance Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation ("Losses" for purposes of this Section 11(b)(2)) incurred or assessed against an Indemnified Party that may arise from any Indemnified Party's willful misfeasance or bad faith. The Insurance Company's liability for Losses in the event of its breach of this Agreement shall be limited to that portion of Losses caused by its breach, and that party shall not be liable for that portion of Losses caused by breach of this Agreement by an Indemnified Party or from any act or omission by an Indemnified Party.

          (3) The Insurance Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless that Indemnified Party shall have notified the Insurance Company in writing within five (5) business days after the summons or other first legal process giving information of the nature of the claim shall have been served upon that Indemnified Party (or after the Indemnified Party shall have received notice of such service on any designated agent). Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided herein shall not relieve the Insurance Company of its obligations hereunder except to the extent that the Insurance Company has been prejudiced by such failure to give notice. In addition, any failure by the Indemnified Party to notify the Insurance Company of any such claim shall not relieve the Insurance Company from any liability which it may have to the Indemnified Party against whom the action is brought otherwise than on account of this indemnification provision. In case any such action is brought against the Indemnified Parties, the Insurance Company shall be entitled to participate, at its own expense, in the defense of the action. The Insurance Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action; provided, however, that if the Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Insurance Company, the Insurance Company shall not have the right to assume said defense, but shall pay the costs and expenses thereof (except that in no event shall the Insurance Company be liable for the fees and expenses of more than one counsel for Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances). After notice from the Insurance Company to the Indemnified Party of the Insurance Company's election to assume the defense thereof, and in the absence of such a reasonable conclusion that there may be different or additional defenses available to the Indemnified Party, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Insurance Company will not be liable to that party under this Agreement for any legal or other expenses subsequently incurred by the party independently in connection with the defense thereof other than reasonable costs of investigation.

          (4) The Indemnified Parties will notify the Insurance Company within five (5) business days of the commencement of any litigation or proceedings against them in connection with the offer or sale of the Variable Products or the operation of the Variable Accounts.

12.  RECORDS

     The Insurance Company and the Distributor each shall maintain such accounts, books and other documents as are required to be maintained by each of them by applicable laws and regulations and shall preserve such accounts, books and other documents for the periods prescribed by such laws and regulations. The accounts, books and records of the Insurance Company as to all transactions hereunder shall be maintained so as to clearly and accurately disclose the nature and details of the transactions, including such accounting information as necessary to support the reasonableness of the amounts paid by the Insurance Company hereunder. Each party shall have the right to inspect and audit such accounts, books and records of the other party during normal business hours upon reasonable written notice to the other party. Any party that requests an audit of the accounts, books and records of the other party shall bear the expense of conducting such an audit, including the expenses of the other party reasonably incurred in connection with the audit, but not including the costs associated with the time spent on audit-related matters by directors, officers, or employees of the other party and the associated overhead expenses incurred by such party.

13.  INVESTIGATIONS AND PROCEEDINGS

     (a)  COOPERATION

          The Distributor and the Insurance Company shall notify each other promptly of and cooperate fully in any insurance regulatory investigation or proceeding or judicial proceeding arising in connection with the offering, sale or distribution of the Variable Products pursuant to this Agreement. Further, the Distributor and the Insurance Company shall cooperate fully in any securities regulatory investigation or proceeding or judicial proceeding with respect to the Insurance Company, the Distributor, their affiliates, agents or employees to the extent that such investigation or proceeding is in connection with the offering, sale or distribution of the Variable Products pursuant to this Agreement.

     (b) COMPLAINTS

          The Insurance Company and the Distributor shall notify each other promptly of any complaint received by any party with respect to the Insurance Company, the Distributor or any of their affiliates, agents or employees or which may affect the Insurance Company's issuance of any Variable Product marketed under this Agreement. In the case of a substantive complaint, the Distributor and the Insurance Company shall cooperate in investigating such complaint and any such response by any party to such complaint shall be sent to the other party for written approval not less than five (5) business days prior to its being sent to the complainant or any regulatory authority. In any event, neither party shall release any such response without the other party's prior written approval.

14.  TERM AND TERMINATION

     (a) TERM -- This Agreement shall be effective from the date hereof through December 31, 2001, which term shall automatically be extended for a period of three years and tri-annually thereafter for an additional period of three years until this Agreement is sooner terminated in accordance with the terms of the Agreement.

     (b) TERMINATION -- No party hereto may terminate this Agreement except as expressly provided in this Section 14(b).

          (1) Any party hereto may terminate this Agreement effective the date that the term of this Agreement would otherwise automatically be renewed upon written notice delivered to the other party not less than 30 nor more than 60 days prior to such effective date, which notice shall specify that it is being given pursuant to this Section 14(b)(1).

          (2) A party (the "Terminating Party") may terminate this Agreement for cause if:

               (i) another party (the "Breaching Party") materially breaches this Agreement,

               (ii) the Terminating Party has delivered to the Breaching Party a notice specifying that it is a notice of breach being given pursuant to this Section 14(b)(2), and

               (iii) the Breaching Party has not cured that breach within 30 days after the delivery of the notice.

          (3) A Terminating Party may terminate this Agreement for cause (upon 30 days written notice to the other party) if, as a result of

               (i) the voluntary institution by the Distributor of bankruptcy proceedings or the voluntary institution by the Insurance Company of insolvency or rehabilitation proceedings under any state insurance laws or regulations (each an "Insolvent Party") or

               (ii) a formal order or written finding by a court of competent jurisdiction that the Insolvent Party is bankrupt or insolvent,

          there is a degradation of the Insolvent Party's reputation that would materially impair the ability of the Insolvent Party to carry out its obligations under this Agreement.

          (4) The Insurance Company may terminate this Agreement if: (i) 50% or more of the voting interests in the Distributor ceases to be held by an Affiliate of the Insurance Company; or (ii) the voting manager of the Distributor who represents an Affiliate of the Insurance Company is changed to a person who is unacceptable to the Insurance Company.

     (c) ACTIVITIES AFTER TERMINATION -- Upon termination of this Agreement for any reason, the Distributor agrees that it will not take any action designed or calculated to result in the transfer or exchange of Contracts or Policies.

     (d) SURVIVAL -- The provisions of Sections 10, 11, 14(c), 18 and 19 (Representations and Warranties, Indemnification, Activities after Termination, Arbitration and Confidentiality, respectively) shall survive the termination of this Agreement.

15.  RIGHTS UPON TERMINATION

     (a) In no event will any further compensation be paid to the Distributor should the Insurance Company terminate this Agreement for cause pursuant to
     Section 14(b)(2) or Section 14(b)(3).

     (b) As of the date of termination, the Insurance Company shall have the right to set off against any monies it owes the Distributor any amounts owed by the Distributor to the

     Insurance Company. In the event that the amounts owed by the Distributor exceed the amounts owed by the Insurance Company, the difference shall become immediately due and payable by the Distributor.


     (c) In the event that either party does not pay within two weeks after termination the net amount it owes, then the net amount owed will accrue interest, compounded daily, at the fluctuating prime interest rate charged by The Chase Manhattan Bank, N.A., plus two percent (2%).


     (d) The parties acknowledge and agree that the damages that the Distributor would suffer were the Distributor to terminate this Agreement, pursuant to Section 14(b)(2) or 14(b)(3), are uncertain in amount and difficult to establish. Therefore, if this Agreement is terminated in the foregoing manner, the Insurance Company agrees to pay the Distributor termination fees in the amount and in the manner set forth in Schedule 6 and Schedule 6(a) to this Agreement.


     (e) If the Insurance Company terminates this Agreement pursuant to Section 14(b)(1) or Section 14(b)(4), the Insurance Company, after the termination of this Agreement, shall continue to:


          (1) pay the Distributor the compensation set forth in Schedule 5 to this Agreement; and


          (2) offer all of the Variable Products identified on Schedule 2 to this Agreement for a period of one (1) year from the date of termination of this Agreement, during which period of time (i) the Insurance Company shall employ at least the same level of efforts in offering and supporting the Variable Products as it did before the termination of this Agreement and (ii) the terms of this Agreement shall remain in full force and effect as though the Agreement had not been terminated.


     (f) If the Distributor terminates this Agreement pursuant to Section 14(b)(1), or if the Insurance Company terminates this Agreement pursuant to
     Section 14(b)(4), the Insurance Company, after the termination of this Agreement, shall continue to pay the Distributor the compensation set forth in Schedule 5 to this Agreement.

16.  INDEPENDENT CONTRACTOR

     The Distributor shall act as an independent contractor in the performance of its duties and obligations under this Agreement and nothing herein contained shall constitute the Distributor, Broker-Dealers, Representatives or employees or officers of the Distributor or Broker-Dealers as employees of the Insurance Company in connection with the distribution of the Variable Products.


17.  NOTICES

     Any notice required or permitted under this Agreement shall be delivered personally or sent by facsimile or by registered or certified mail, return receipt requested, with all postage prepaid:


     (a)  TO THE DISTRIBUTOR:

          LIS Securities
          One Chase Manhattan Plaza
          New York, New York 10005
          Attention: Michael Hartnett
          Fax: (212) 859-2671

     (b)  TO THE INSURANCE COMPANY:

          Kemper Investors Life Insurance Company
          1 Kemper Drive
          Long Grove, Illinois 60049
          Attention: General Counsel
          Fax: (847) 969-3529


     A party may change its address or fax number for the delivery of notices by delivering a written notice to the other party at its last specified address. All notices shall be effective upon delivery; provided that any notice sent by facsimile shall be deemed ineffective unless a copy of the notice is also delivered personally or sent by express courier or mail for delivery on the same or next business day.

18.  ARBITRATION

     Any dispute between the Distributor and the Insurance Company arising under or relating to this Agreement shall be settled by compulsory arbitration before a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules then in force of the American Arbitration Association. The arbitration shall take place in Chicago, Illinois, unless some other location is mutually agreed upon by the parties in dispute. Each party shall bear its own costs and expenses in any such arbitration, except that the Distributor and the Insurance Company shall bear the expenses of the arbitrators' services equally.

19.  CONFIDENTIALITY

     (a) GENERALLY. Each party will hold the other party's Confidential Information (as defined below) in confidence and will safeguard it as provided herein. The party receiving Confidential Information will not, directly or indirectly, report, publish, distribute, disclose, or otherwise disseminate the Confidential Information, or any portion thereof, to any third party including its affiliates, and will not use the Confidential Information, or any portion thereof, for the benefit of itself or any third party including its affiliates or for any purpose, except only as necessary to perform its duties and exercise its rights hereunder, or as expressly authorized in writing by the party who owns such Confidential Information. Disclosure of Confidential Information internally by a recipient will be limited to those of its and its affiliates' officers, directors, employees, and agents on a "need to know" basis who must have access to the Confidential Information to enable such party to perform its duties and exercise its rights hereunder. In order to safeguard the Confidential Information, each party shall (i) inform each recipient of the Confidential Information of the confidential nature thereof and of the requirements of this Agreement, (ii) direct such recipients to comply with the terms of this Agreement, and (iii) exercise any other precautions necessary to prevent any improper use or disclosure of Confidential Information.

     (b) DEFINITION. "Confidential Information" shall mean: (i) information regarding a party's or such party's affiliates', financial condition, information systems, business operations, plans and strategies, products or services, customers and prospective customers, and marketing and distribution plans, methods and techniques; (ii) information that is marked "confidential", "proprietary" or in like words, or that is summarized in writing as being confidential prior to or promptly after disclosure to the other party; (iii) any and all related research; and (iv) any and all designs, ideas, concepts, and technology embodied therein. Confidential Information of the Distributor or its affiliates that is to be kept confidential by the Insurance Company shall also include: (v) any information regarding the pricing strategies of each Broker-Dealer; (vi) specific marketing and training materials of each Broker-Dealer; (vii) any information of the Distributor or its affiliates in any form whatsoever that is covered by a patent issued by the United States Patent and Trademark Office; and (viii) any information relating to the Skycomp illustration and case management system.

     Information is not considered confidential or proprietary if such information: (1) is or becomes generally available to the public other than as a result of disclosure by the recipient; (2) was available to or already known by the recipient on a non-confidential basis prior to its receipt from the party claiming confidentiality; (3) is developed by the recipient independently of any information or data acquired from the party claiming confidentiality; or (4) is disclosed pursuant to a court order or the requirement of any federal or state regulatory, judicial, or government authority.


     (c) REMEDIES. Each party acknowledges and agrees that monetary damages would not be a sufficient or adequate remedy for a breach or anticipated breach of this Section and that, in addition to any other legal or equitable remedies which may be available, each party shall be entitled to specific performance and injunctive relief for any breach or anticipated breach of this Section.

     (d) SURVIVAL. The provisions of this Section shall survive the expiration or other termination of this Agreement.


20.  SEVERABILITY

     If any provision of this Agreement is held to be unenforceable or invalid, that provision shall be severed from this Agreement and the remainder of this Agreement shall remain in full force and effect.

21.  CHOICE OF LAW

     This Agreement and any disputes, actions or other proceedings arising under or relating to it shall be governed by law of the State of Illinois without regard to its principles of conflicts of law.

22.  NO WAIVER

     No failure or delay on the part of any party hereto in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No waiver by any party of any provision of this Agreement, nor of any breach or default, shall be effective unless in writing and signed by the party against whom such waiver is to be enforced.

23.  AGREEMENT NON-ASSIGNABLE

     Any assignment of this Agreement in whole or in part by a party without the prior written consent of the other parties thereto shall be void and shall vest no rights in the assignee.

24.  EXHIBITS AND SCHEDULES

     The Exhibits and Schedules to this Agreement are a part of this Agreement as if set forth in full herein.

25.  HEADINGS

     The headings herein are for the purpose of convenience only and have no legal force, meaning or effect.

26.  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations and/or agreements between the parties in conjunction with the subject matter hereof except as set forth in this Agreement. This Agreement, including any Schedule or Exhibit hereto, may be amended or modified only by written instrument, executed by duly authorized officers of the parties.

     IN WITNESS WHEREOF, the parties to this Agreement have caused it to be executed as of the date first above written.


LIFE INSURANCE SOLUTIONS, L.L.C.                 KEMPER INVESTORS LIFE INSURANCE
D/B/A LIS SECURITIES                             COMPANY


By: /s/ Michael Hartnett                          By: /s/ James E. Hohmann
    --------------------------                        --------------------------

Name: Michael Hartnett                            Name:  James Hohmann


Title: President, LIS Securities, and             Title: SVP
       Chief Operating Officer, Life                    ------------------------
       Insurance Solutions, L.L.C.